Exhibit 10.6
CONCENTRA, INC.

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

    This FIRST AMENDMENT (“Amendment”) hereby amends that certain EMPLOYMENT AGREEMENT, entered into as of August 10, 2015 (the “Prior Agreement”), by and between Concentra, Inc. (“Employer”) and John deLorimier (“Employee”).

WHEREAS, Employer’s parent, Concentra Group Holdings Parent, Inc. (“Parent”), was formerly a wholly owned subsidiary of Select Medical Corporation (“Select”);

WHEREAS, Parent completed an initial public offering of its common stock on July 26, 2024 and on November 25, 2024, Select distributed its remaining shares of common stock of Parent to its stockholders, thereby completing the spin-off of Parent and Employer from Select; and

WHEREAS, Employer and Employee desire to amend certain terms of the Prior Agreement and to incorporate additional terms as provided herein.

    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promise set forth in this Amendment, and for other consideration, the receipt and adequacy of which are hereby acknowledged, Employer and Employee (intending to be legally bound) hereby agree as follows:

1.Any reference to “Company Group” in the Prior Agreement shall be deemed a reference to Parent and its affiliates and subsidiaries, collectively.

2.Section 1 of the Prior Agreement is hereby replaced in its entirety with the following:

“1.     Adoption of Agreement by Parent. This Agreement and all rights and obligations hereunder is hereby adopted and assumed by Parent, in addition to Employer, but without any duplication of payments and/or benefits to Employee, and accordingly, Parent hereby, in addition to Employer, but without any duplication of payments and/or benefits to Employee, shall honor any and all of such rights and obligations and shall be an express party to this Agreement. In connection with the foregoing, references in the Agreement to “Employer” in the capacity as an employer shall be deemed to be references to Parent as the context may require. Notwithstanding the foregoing, Employer will continue to be a party to this Agreement and will be jointly and severally liable for all obligations hereunder with Parent.”

3.The reference to Employee’s title in Section 2.1 of the Prior Agreement to “Executive Vice President, Chief Marketing and Sales Officer” is hereby replaced with “Executive Vice President and Chief Digital and Data Officer of Parent.”

4.Section 3.2(b) of the Prior Agreement is hereby replaced in its entirety with the following:
“(b) [Reserved.]”
5.Section 8.6 of the Prior Agreement is hereby replaced in its entirety with the following:
“8.6    Notices. Any notice or other communication by one party hereto to the other shall be in writing and shall be given, and be deemed to have been given, if either hand delivered or mailed, postage prepaid, certified mail (return receipt requested), addressed as follows:

If to Employer:	Concentra Group Holdings Parent, Inc.
5080 Spectrum Drive, Suite 1200W
Addison, TX 75001
Attn: President & CEO

If to Employee, at the address (or the email address) shown in the books and records of Employer.”
6.New Section 9 is hereby added to the Prior Agreement as follows:

“9. Section 409A. This Agreement is intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and shall be interpreted in a manner consistent therewith. In no event whatsoever shall Employer be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” for purposes of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In addition, the entitlement to any series of payments provided for in this Agreement shall be treated as a series of separate payments rather than a single payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” for purposes of Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (B) the date Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this letter agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.”

7.New Section 10 is hereby added to the Prior Agreement as follows:

“10.     Clawback. Employee acknowledges and agrees that Employee is and will be subject to the compensation recovery policy for incentive-based compensation that was adopted by the Board of Directors of Parent, as may be amended from time to time, and any other compensation recovery policies that Parent or Employer may adopt from time to time. For the avoidance of doubt, no recovery under any such compensation recovery policy will be an event giving rise to Employee of a right to resign for “constructive termination” or similar term.”

8.New Section 11 is hereby added to the Prior Agreement as follows:

“11.     Trade Secrets; Whistleblowing. Notwithstanding anything to the contrary in this Agreement or otherwise, Employee understands and acknowledges that Employer has informed Employee that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (a) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (b) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this Agreement or otherwise, Employee understands and acknowledges that Employer has informed Employee that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order. Nothing in this Agreement or any other agreement between Employee and Employer shall be interpreted to limit or interfere with Employee’s right to report good faith suspected violations of law to applicable government agencies, including the Equal Employment Opportunity Commission, National Labor Relation Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other applicable federal, state or local governmental agency, in accordance with the provisions of any “whistleblower” or similar provisions of local, state or federal law. Employee may report such suspected violations of law, even if such action would require Employee to share Employer’s proprietary information or trade secrets with the government agency, provided that any such information is protected to the maximum extent permissible and any such information constituting trade secrets is filed only under seal in connection with any court proceeding. Lastly, nothing in this Agreement or any other agreement between Employee and Employer will be interpreted to prohibit Employee from collecting any financial incentives in connection with making such reports or require Employee to notify or obtain approval by Employer prior to making such reports to a government agency.”
9.Except as hereby amended or modified herein, the terms and conditions of the Prior Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, this 27th day of February, 2025.

Employer:

CONCENTRA, INC.

By: /s/ Timothy Ryan_____________________
Print Name: Timothy Ryan__________________
Print Title: Secretary___________________________

CONCENTRA GROUP HOLDINGS PARENT, INC.

By: /s/ Timothy Ryan_____________________
Print Name: Timothy Ryan__________________
Print Title: Executive Vice President and Secretary_

AGREED AND ACCEPTED:

Employee: /s/ John deLorimier______________________ Name: John deLorimier